As filed with the Securities and Exchange Commission on October 21, 2008

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-145677

Under

The Securities Act of 1933

HireRight, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0465016
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5151 California Avenue, Irvine, CA  92617

(Address of principal executive offices)

(949) 428-5800

(Registrant’s telephone number, including area code)

HireRight, Inc. 2007 Long-Term Incentive Plan
HireRight, Inc. 2000 Stock Option/Stock Issuance Plan

HireRight, Inc. Employee Stock Purchase Plan
(Full title of the plan)

Trygve M. Thoresen, Esq.

One Park Plaza, Suite 600

Irvine, CA  92614

(949) 852-7315

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement filed by HireRight, Inc. (the “Registrant”) on Form S-8 (the “Registration Statement”):

Registration Statement 333-145677, pertaining to the registration of 2,271,542 shares of the Registrant’s common stock, $0.01 par value (the “Common Stock”), issued or issuable under the Registrant’s 2007 Long-Term Incentive Plan, its 2000 Stock Option/Stock Issuance Plan and its Employee Stock Purchase Plan, which was filed with the Securities and Exchange Commission on August 24, 2007.

On August 21, 2008, the Registrant completed its previously announced merger (the “Merger”) with Hercules Acquisition Corp. (“Merger Co.”), a wholly owned subsidiary of US Investigations Services, LLC (“USIS”).  The Registrant was the surviving entity of the Merger and is now a wholly owned subsidiary of USIS.  The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of June 9, 2008, among the Registrant, USIS and Merger Co., as amended by Amendment No. 1 thereto, dated July 23, 2008, and Amendment No. 2 thereto, dated July 29, 2008 (collectively, the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement: (i) each outstanding share of Common Stock was cancelled and automatically converted into the right to receive $19.75 payable in cash; and (ii) each stock option and warrant to purchase Common Stock was cancelled and extinguished and the holder of such stock option or warrant will receive from the Registrant an amount in cash equal to the excess of $19.75 over the applicable option or warrant exercise price, in each case without interest (collectively, the “Merger Consideration”).

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertakings contained in such Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all the shares of the Registrant’s Common Stock registered and reserved for issuance under the Registration Statement which remained unissued as of the effective time of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 20, 2008.

HIRERIGHT, INC.

By:	/S/ ERIC J. BODEN
Eric J. Boden
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ ERIC J. BODEN	Chief Executive Officer, President and	October 20, 2008
Eric J. Boden	Director (principal executive officer)

/S/ JEFFREY A. WAHBA	Chief Financial Officer, Treasurer and Secretary (principal financial and	October 20, 2008
Jeffrey A. Wahba	accounting officer)

/S/ JEFFREY H. ANDERSON	Director	October 20, 2008
Jeffrey H. Anderson*

/S/ CRANSTON R. LINTECUM	Director	October 20, 2008
Cranston R. Lintecum*

/S/ MARGARET L. TAYLOR	Director	October 20, 2008
Margaret L. Taylor*

*Executed by Eric J. Boden, attorney-in-fact.

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